Exhibit 99.1

FICO Announces Earnings of $1.82 per Share for First Quarter Fiscal 2020

Revenue of $299 million vs. $262 million in prior year

SAN JOSE, Calif., Jan. 30, 2020 /PRNewswire/ — FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its first fiscal quarter ended December 31, 2019.

First Quarter Fiscal 2020 GAAP Results

Net income for the quarter totaled $54.9 million, or $1.82 per share, versus $40.0 million, or $1.32 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $60.4 million versus $48.9 million in the prior year period.

First Quarter Fiscal 2020 Non-GAAP Results

Non-GAAP Net Income for the quarter was $54.2 million versus $43.9 million in the prior year period. Non-GAAP EPS for the quarter was $1.80 versus $1.45 in the prior year period. Free cash flow for the quarter was $53.9 million versus $42.4 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

First Quarter Fiscal 2020 GAAP Revenue

The company reported revenues of $298.5 million for the quarter as compared to $262.3 million reported in the prior year period.

“We had a great start to our fiscal 2020,” said Will Lansing, chief executive officer. “We achieved double-digit revenue growth, and are delivering significant innovation throughout the organization.”

Revenues for the first quarter of fiscal 2020 across each of the company’s three operating segments were as follows:

•

Applications revenues, which include the company’s preconfigured decision management applications and associated professional services, were $152.2 million in the first quarter, compared to $147.7 million in the prior year period, an increase of 3%, due primarily to increased services and SaaS subscription revenues in Originations Solutions.

•

Scores revenues, which include the company’s business-to-business (B2B) scoring solutions and associated professional services, and business-to-consumer (B2C) service, were $115.1 million in the first quarter, compared to $85.7 million in the prior year period, an increase of 34%. B2B revenue increased 46% and B2C revenue increased 11% from the prior year period.

•

Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization, Decision Management Platform and related professional services, were $31.2 million in the first quarter compared to $28.9 million in the prior year period, an increase of 8%, due primarily to increased SaaS subscription and services revenues.

Outlook

The company is reiterating its previously provided guidance for fiscal 2020:

Fiscal 2020 Guidance
Revenues	$1.245 billion
GAAP Net Income	$204 million
GAAP EPS	$6.75
Non GAAP Net Income	$251 million
Non GAAP EPS	$8.30

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its first quarter fiscal 2020 results and provide various strategic and operational updates. The call can be accessed at FICO’s web site at www.fico.com/investors. A replay of the webcast will be available at our Events Page under Past Events through January 30, 2021.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2019	September 30, 2019
ASSETS:
Current assets:
Cash and cash equivalents	$111,216	$106,426
Accounts receivable, net	281,640	297,427
Prepaid expenses and other current assets	68,138	51,853

Total current assets	460,994	455,706

Marketable securities and investments	25,388	21,865
Property and equipment, net	56,156	53,027
Operating lease right-of-use assets	88,475	—
Goodwill and intangible assets, net	825,334	817,681
Other assets	88,691	85,169

	$1,545,038	$1,433,448

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$75,585	$55,572
Accrued compensation and employee benefits	71,780	106,240
Deferred revenue	114,667	111,016
Current maturities on debt	180,000	218,000

Total current liabilities	442,032	490,828

Long-term debt	738,259	606,790
Operating lease liabilities	80,424	—
Other liabilities	43,362	46,063

Total liabilities	1,304,077	1,143,681

Stockholders’ equity	240,961	289,767

	$1,545,038	$1,433,448

FAIR ISAAC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,
	2019	2018
Revenues:
Transactional and maintenance	$220,374	$194,193
Professional services	44,025	40,808
License	34,105	27,255

Total revenues	298,504	262,256

Operating expenses:
Cost of revenues	90,758	76,066
Research & development	38,943	35,426
Selling, general and administrative	112,021	100,258
Amortization of intangible assets	1,796	1,502
Restructuring and acquisition-related	3,104	—

Total operating expenses	246,622	213,252

Operating income	51,882	49,004
Other expense, net	(9,987)	(11,848)

Income before income taxes	41,895	37,156
Income tax benefit	(13,026)	(2,851)

Net income	$54,921	$40,007

Basic earnings per share:	$1.89	$1.38

Diluted earnings per share:	$1.82	$1.32

Shares used in computing earnings per share:
Basic	29,025	28,961

Diluted	30,169	30,336

FAIR ISAAC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Quarter Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$54,921	$40,007
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,856	7,967
Share-based compensation	23,145	21,854
Changes in operating assets and liabilities	(28,419)	(24,129)
Other, net	2,862	3,158

Net cash provided by operating activities	60,365	48,857

Cash flows from investing activities:
Purchases of property and equipment	(6,500)	(6,474)
Net activity from marketable securities	(2,566)	(2,201)
Other, net	55	—

Net cash used in investing activities	(9,011)	(8,675)

Cash flows from financing activities:
Proceeds from revolving line of credit	117,000	103,000
Payments on revolving line of credit	(367,000)	(35,000)
Proceeds from issuance of senior notes	350,000	—
Proceeds from issuances of common stock	5,091	7,550
Taxes paid related to net share settlement of equity awards	(86,047)	(42,987)
Repurchases of common stock	(60,009)	(82,700)
Other, net	(7,230)	—

Net cash used in financing activities	(48,195)	(50,137)

Effect of exchange rate changes on cash	1,631	(172)

Increase (decrease) in cash and cash equivalents	4,790	(10,127)
Cash and cash equivalents, beginning of period	106,426	90,023

Cash and cash equivalents, end of period	$111,216	$79,896

FAIR ISAAC CORPORATION

REVENUE BY SEGMENT

(In thousands)

(Unaudited)

	Quarter Ended December 31,
	2019	2018
Applications revenues:
Transactional and maintenance	$98,837	$97,165
Professional services	34,023	31,462
License	19,318	19,032

Total Applications revenues	$152,178	$147,659

Scores revenues:
Transactional and maintenance	$107,446	$84,821
Professional services	264	701
License	7,428	161

Total Scores revenues	$115,138	$85,683

Decision Management Software revenues:
Transactional and maintenance	$14,091	$12,207
Professional services	9,738	8,645
License	7,359	8,062

Total Decision Management Software revenues	$31,188	$28,914

Total revenues:
Transactional and maintenance	$220,374	$194,193
Professional services	44,025	40,808
License	34,105	27,255

Total revenues	$298,504	$262,256

FAIR ISAAC CORPORATION

NON-GAAP RESULTS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended
	December 31,
	2019	2018
GAAP net income	$54,921	$40,007
Amortization of intangible assets	1,796	1,502
Restructuring and acquisition-related	3,104	—
Stock-based compensation expense	23,145	21,854
Income tax adjustments	(6,762)	(6,219)
Excess tax benefit	(22,018)	(13,233)

Non-GAAP net income	$54,186	$43,911

GAAP diluted earnings per share	$1.82	$1.32
Amortization of intangible assets	0.06	0.05
Restructuring and acquisition-related	0.10	—
Stock-based compensation expense	0.77	0.72
Income tax adjustments	(0.22)	(0.21)
Excess tax benefit	(0.73)	(0.44)

Non-GAAP diluted earnings per share	$1.80	$1.45

Free cash flow
Net cash provided by operating activities	$60,365	$48,857
Capital expenditures	(6,500)	(6,474)

Free cash flow	$53,865	$42,383

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION

RECONCILIATION OF NON-GAAP GUIDANCE

(In millions, except per share data)

(Unaudited)

Fiscal 2020 Guidance
GAAP net income	$204
Amortization of intangible assets	5
Restructuring and acquisition-related	4
Stock-based compensation expense	90
Income tax adjustments	(26)
Excess tax benefit	(25)

Non-GAAP net income	$251

GAAP diluted earnings per share	$6.75
Amortization of intangible assets	0.15
Restructuring and acquisition-related	0.12
Stock-based compensation expense	2.96
Income tax adjustments	(0.85)
Excess tax benefit	(0.83)

Non-GAAP diluted earnings per share	$8.30

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; Media: Greg Jawski, Porter Novelli, (212) 601-8248, greg.jawski@porternovelli.com